Exhibit 99.1

May 28, 2015	Company Press Release	Flowers Foods (NYSE: FLO)

Flowers Foods, Inc. Announces Results for the First Quarter 2015

THOMASVILLE, Ga. – Flowers Foods, Inc. (NYSE: FLO), producer of Nature’s Own, Wonder, Tastykake, and other bakery foods, today reported financial results for the company’s 16-week first quarter ended April 25, 2015.

First Quarter 2015 Summary Financial Results

Compared to prior year first quarter

•	Sales(1) decreased 0.7% to $1,146 million

•	EBITDA(2) decreased 0.8% to $136 million

•	Net income increased 0.5% to $61 million

•	Diluted earnings per share was unchanged at $0.29

•	Dividends paid increased 17.8% to $0.1325 per share

(1)	Prior period sales have been revised. See explanation in Form 10-Q filed May 28, 2015 and Form 10-K filed February 25, 2015.
(2)	Earnings before Interest, Taxes, Depreciation & Amortization; see reconciliation of non-GAAP measures in the financial statements following this release.

First Quarter Highlights

•	For the 16-week first quarter of fiscal 2015, sales decreased 0.7% compared to the prior year first quarter. This decrease reflected a volume decline of 0.9% partially offset by positive price/mix of 0.2%.

•	Sales in expansion markets contributed 1.1% to overall sales change during the quarter; driven by the acquired bread brands – Wonder, Home Pride, Merita, and Butternut.

•	The company generated $118.4 million of cash flow from operations and paid down debt of $56.7 million.

Fiscal 2015 Outlook

•	The company continues to expect 52-week fiscal 2015 sales of $3.786 billion to $3.861 billion and earnings per share of $0.96 to $1.01. Capital expenditures are anticipated to be in the range of $85.0 to $95.0 million.

Allen L. Shiver, president and chief executive officer, said, “Our results this quarter show we are making progress as we focus on profitable growth. As a result, our consolidated gross margin, excluding depreciation and amortization, increased 0.5% as a percent of sales, driven by increased sales of higher margin branded and foodservice items, favorable ingredient costs, and improved manufacturing efficiencies.

“In our Direct-Store Delivery (DSD) segment, overall sales increased 0.3% this quarter. More important, our branded retail sales grew by 1.0% and our non-retail sales by 5.2%. While these gains were, for the most part, offset by declines in our DSD store-branded business, going forward I expect that our focus on growing our branded sales will result in long-term value creation.

“In our Warehouse Delivery (Warehouse) segment, we continued to improve our mix of business. Compared to the year-ago quarter, sales declined 5.7%. This decline was driven primarily by volume losses in our store-branded snack cake business and our exit from the non-retail tortilla business in the third quarter of fiscal 2014. We have taken steps over the past few months to considerably improve the profitability of this segment. Warehouse segment EBITDA increased 12.3% to $21.1 million, and EBITDA margins increased to 11.7% of segment sales, as compared to the prior year EBITDA margin of 9.8%.”

Shiver continued, “So far, we are encouraged with the results we are seeing in the second quarter and we are looking forward to what’s ahead in fiscal 2015. We have some new business wins coming on line and, relative to last year, we see lower input costs and higher manufacturing efficiencies. To support growth in our expansion markets, we’ll be opening our new bakery in Lenexa, Kansas this summer. To grow sales in our core markets we are introducing new products under our Cobblestone Bread Company and Tastykake brands. Through a combination of organic growth and strategic acquisitions, we expect to achieve our long-term goals and deliver value to shareholders.”

Segment Results for the Quarter

	16 Weeks Ended
	April 25, 2015	April 19, 2014	% Chg.
	(Amounts in millions, except EPS)
Sales:
DSD Segment:
Branded Retail	$610.9	$604.7	1.0
Store Branded Retail	133.1	147.2	(9.6)
Non-retail and Other(1)	222.2	211.2	5.2

Total DSD Sales	$966.2	$963.1	0.3

Warehouse Segment:
Branded Retail	$39.6	$40.4	(1.8)
Store Branded Retail	37.8	42.1	(10.2)
Non-retail and Other(1)	102.4	108.4	(5.5)

Total Warehouse Sales	179.9	190.8	(5.7)

Consolidated Sales	$1,146.0	$1,153.9	(0.7)

EBITDA(2):
DSD Segment	$134.4	$131.6	2.1
% of DSD Sales	13.9%	13.7%
Warehouse Segment	21.1	18.8	12.3
% of Warehouse Sales	11.7%	9.8%
Unallocated Corporate Expense(3)	(19.1)	(12.8)	(48.8)

Consolidated EBITDA	$136.4	$137.5	(0.8)

% of Consolidated Sales	11.9%	11.9%

Depreciation & Amortization	$39.8	$39.3
Interest Expense	8.4	9.1
Interest Income	(6.8)	(6.0)
Income Taxes	33.6	34.0

Net Income	$61.4	$61.1

EPS	$0.29	$0.29

Note: Amounts and percentages may not compute due to rounding.

(1)	Includes contract manufacturing, vending and foodservice.
(2)	See reconciliations of non-GAAP measures in the financial statements following this release.
(3)	Represents the company’s corporate head office amounts.

DSD Segment Commentary

Of the total DSD segment sales increase, pricing/mix increased 0.1% and volume increased 0.2%. Branded retail sales were strong, primarily due to volume increases in white and soft variety breads, partially offset by price/mix declines due to competition in the marketplace. The increase in branded retail sales was offset by significant decreases in store branded retail due to exiting certain store branded business in the second half of fiscal 2014. The non-retail and other category posted solid volume growth, driven by foodservice.

EBITDA margin for the DSD segment increased as a percentage of sales, with improved manufacturing efficiencies and lower ingredient pricing and workforce-related costs, more than offsetting higher distributor distribution fees.

Warehouse Segment Commentary

Of the Warehouse segment’s sales decrease, pricing/mix decreased 1.2%, while volume decreased 4.5%. The decision to exit the lower-margin non-retail tortilla business in the second half of 2014 drove the decrease in the non-retail and other category, while increased competition in the marketplace from the reintroduction of the Hostess cake brands impacted cake volumes.

Indicating the improved mix of business, EBITDA margin for the Warehouse segment increased as a percentage of sales primarily due to the exit from the non-retail tortilla business in the second half of fiscal 2014.

Consolidated Results Commentary

As compared to the prior year first quarter, consolidated EBITDA decreased slightly. Unallocated corporate expenses were elevated during the quarter primarily due to higher workforce-related costs, higher legal expenses, and lower pension income.

Higher depreciation and amortization expense reflects the capital investments made since the first quarter of fiscal 2014. Interest expense declined due to lower outstanding debt balances, while interest income was higher as a result of an increase in distributor notes receivable. Income tax expense as a percentage of pre-tax income decreased slightly.

Cash Flow

During the quarter, cash flow from operating activities was $118.4 million, capital expenditures were $20.0 million, and dividends paid were $28.7 million. During the quarter, the company repurchased approximately 0.3 million shares for $6.9 million. Additionally, during the quarter the company paid down debt by $56.7 million.

Dividend

The board of directors will review the dividend at its next regularly scheduled meeting. Any action taken will be announced following that meeting.

Conference Call

Flowers Foods will broadcast its first quarter 2015 earnings conference call over the Internet at 8:30 a.m. (Eastern) on May 28, 2015. The call will be broadcast live on Flowers’ website, www.flowersfoods.com, and can be accessed by clicking on the webcast link on the home page. The call also will be archived on the company’s website.

About Flowers Foods

Headquartered in Thomasville, Ga., Flowers Foods, Inc. (NYSE: FLO) is one of the largest producers of fresh packaged bakery foods in the United States with 2014 sales of $3.75 billion. Flowers operates bakeries across the country that produce a wide range of bakery products. Among the company’s top brands are Nature’s Own, Wonder, and Tastykake. Learn more at www.flowersfoods.com.

Investor Contact: Marta Jones Turner (229) 227-2348; Media Contact: Paul Baltzer (229) 227-2380

Forward-Looking Statements

Statements contained in this press release that are not historical facts are forward-looking statements. Forward-looking statements relate to current expectations regarding our future financial condition, performance and results of operations, planned capital expenditures, long-term objectives of management, supply and demand, pricing trends and market forces, and integration plans and expected benefits of transactions and are often identified by the use of words and phrases such as “anticipate,” “believe,” “continue,” “could,” “estimate,” “expect,” “intend,” “may,” “plan,” “predict,” “project,” “should,” “will,” “would,” “is likely to,” “is expected to” or “will continue,” or the negative of these terms or other comparable terminology. All forward-looking statements are subject to risks and uncertainties that could cause actual results to differ from those projected. Other factors that may cause actual results to differ from the forward-looking statements contained in this release and that may affect the company’s prospects in general include, but are not limited to (a) competitive conditions in the baked foods industry, including promotional and price competition, (b) changes in consumer demand for our products, including changes in consumer behavior, trends and preferences, including health and whole grain trends, and the movement toward more inexpensive store-branded products, (c) the success of productivity improvements and new product introductions, (d) a significant reduction in business with any of our major customers including a reduction from adverse developments in any of our customer’s business, (e) fluctuations in commodity pricing, (f) energy and raw material costs and availability and hedging and counterparty risk, (g) our ability to fully integrate recent acquisitions into our business, (h) our ability to achieve cash flow from capital expenditures and acquisitions and the availability of new acquisitions that build shareholder value; (i) consolidation within the baking industry and related industries; (j) disruptions in our direct-store delivery system, including litigation or an adverse ruling from a court or regulatory or government body that could affect the independent contractor classification of our independent distributors, and (k) the failure of our information technology systems to perform adequately, including any interruptions, intrusions or security breaches of such systems. The foregoing list of important factors does not include all such factors, nor necessarily present them in order of importance. In addition, you should consult other disclosures made by the company, including the risk factors included in our most recently filed Annual Report on Form 10-K and Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission (“SEC”) and disclosures made in other filings with the SEC and company press releases, for other factors that may cause actual results to differ materially from those projected by the company. We caution you not to place undue reliance on forward-looking statements, as they speak only as of the date made and are inherently uncertain. The company undertakes no obligation to publicly revise or update such statements, except as required by law.

Information Regarding Non-GAAP Financial Measures

The company prepares its consolidated financial statements in accordance with U.S. Generally Accepted Accounting Principles (GAAP). However, from time to time, the company may present in its public statements, press releases and SEC filings, non-GAAP financial measures such as, EBITDA, EBITDA margin, and gross margin excluding depreciation and amortization.

EBITDA is used as the primary performance measure in the company’s 2014 Omnibus Equity and Incentive Compensation Plan. The company defines EBITDA as earnings from continuing operations before interest, income taxes, depreciation, amortization and income attributable to non-controlling interest. The company believes that EBITDA is a useful tool for managing the operations of its business and is an indicator of the company’s ability to incur and service indebtedness and generate free cash flow. Furthermore, pursuant to the terms of our credit facility, EBITDA is used to determine the company’s compliance with certain financial covenants. The company also believes that EBITDA measures are commonly reported and widely used by investors and other interested parties as measures of a company’s operating performance and debt servicing ability because EBITDA measures assist in comparing performance on a consistent basis without regard to depreciation or amortization, which can vary significantly depending upon accounting methods and non-operating factors (such as historical cost). EBITDA is also a widely-accepted financial indicator of a company’s ability to incur and service indebtedness. EBITDA should not be considered an alternative to (a) income from operations or net income (loss) as a measure of operating performance; (b) cash flows provided by operating, investing and financing activities (as determined in accordance with GAAP) as a measure of the company’s ability to meet its cash needs; or (c) any other indicator of performance or liquidity that has been determined in accordance with GAAP. Our method of calculating EBITDA may differ from the methods used by other companies, and, accordingly, may not be comparable to similarly titled measures used by other companies.

Gross margin excluding depreciation and amortization is used as a performance measure to provide additional transparent information regarding our results of operations on a consolidated and segment basis. Changes in depreciation and amortization are separately discussed and include depreciation and amortization for materials, supplies, labor and other production costs and operating activities. Presentation of gross margin includes depreciation and amortization in the materials, supplies, labor and other production costs according to GAAP. Our method of presenting gross margin excludes the depreciation and amortization components, as discussed above. This presentation may differ from the methods used by other companies and may not be comparable to similarly titled measures used by other companies.

The reconciliations attached provide a reconciliation of our net income, the most comparable GAAP financial measure to EBITDA, a reconciliation of EBITDA to cash flow from operations, a reconciliation of our gross margin excluding depreciation and amortization to GAAP gross margin, and reconciliations of operating income (EBIT) to EBITDA by segment.

Flowers Foods, Inc.

Consolidated Statement of Income

(000's omitted, except per share data)

	For the 16 Week Period Ended	For the 16 Week Period Ended
	April 25, 2015	April 19, 2014
Sales	$1,146,045	$1,153,917
Materials, supplies, labor and other production costs (exclusive of depreciation and amortization shown separately below)	585,916	595,877
Selling, distribution and administrative expenses	423,774	420,547
Depreciation and amortization	39,817	39,292

Income from operations (EBIT)	96,538	98,201
Interest expense, net	(1,582)	(3,172)

Income before income taxes (EBT)	94,956	95,029
Income tax expense	33,567	33,963

Net income	$61,389	$61,066

Net income per diluted common share	$0.29	$0.29

Diluted weighted average shares outstanding	212,718	212,806

Flowers Foods, Inc.

Segment Reporting

(000's omitted)

	For the 16 Week Period Ended	For the 16 Week Period Ended
	April 25, 2015	April 19, 2014
Sales:
Direct-Store-Delivery	$966,163	$963,122
Warehouse Delivery	179,882	190,795

	$1,146,045	$1,153,917

EBITDA:
Direct-Store-Delivery	$134,374	$131,566
Warehouse Delivery	21,078	18,765
Unallocated Corporate	(19,097)	(12,838)

	$136,355	$137,493

Depreciation and Amortization:
Direct-Store-Delivery	$35,180	$34,784
Warehouse Delivery	4,780	4,656
Unallocated Corporate	(143)	(148)

	$39,817	$39,292

EBIT:
Direct-Store-Delivery	$99,194	$96,782
Warehouse Delivery	16,298	14,109
Unallocated Corporate	(18,954)	(12,690)

	$96,538	$98,201

Flowers Foods, Inc.

Condensed Consolidated Balance Sheet

(000's omitted)

April 25, 2015
Assets
Cash and Cash Equivalents	$7,966
Other Current Assets	461,312
Property, Plant & Equipment, net	789,661
Distributor Notes Receivable (includes $20,416 current portion)	184,696
Other Assets	49,863
Cost in Excess of Net Tangible Assets, net	929,354

Total Assets	$2,422,852

Liabilities and Stockholders' Equity
Current Liabilities	$318,437
Long-term Debt and Capital Leases (includes $34,471 current portion)	705,810
Other Liabilities	240,493
Stockholders' Equity	1,158,112

Total Liabilities and Stockholders' Equity	$2,422,852

Flowers Foods, Inc.

Condensed Consolidated Statement of Cash Flows

(000's omitted)

For the 16 Week Period Ended
April 25, 2015
Cash flows from operating activities:
Net income	$61,389
Adjustments to reconcile net income to net cash from operating activities:
Total non-cash adjustments	52,259
Pension contributions and changes in assets and liabilities	4,775

Net cash provided by operating activities	118,423

Cash flows from investing activities:
Purchase of property, plant and equipment	(19,983)
Other	(5,349)

Net cash disbursed for investing activities	(25,332)

Cash flows from financing activities:
Dividends paid	(28,685)
Exercise of stock options, including windfall tax benefit	4,122
Stock repurchases	(6,858)
Proceeds from debt borrowings	374,200
Debt and capital lease obligation payments	(430,900)
Other	(4,527)

Net cash disbursed for financing activities	(92,648)

Net increase in cash and cash equivalents	443
Cash and cash equivalents at beginning of period	7,523

Cash and cash equivalents at end of period	$7,966

Flowers Foods, Inc.

Reconciliation of GAAP to Non-GAAP Measures

(000's omitted)

	Reconciliation of Gross Margin
	For the 16 Week Period Ended	For the 16 Week Period Ended
	April 25, 2015	April 19, 2014
Sales	$1,146,045	$1,153,917
Materials, supplies, labor and other production costs (exclusive of depreciation and amortization)	585,916	595,877

Gross Margin excluding depreciation and amortization	560,129	558,040
Less depreciation and amortization for production activities	26,628	26,912

Gross Margin	$533,501	$531,128

Depreciation and amortization for production activities	$26,628	$26,912
Depreciation and amortization for selling, distribution and administrative activities	13,189	12,380

Total depreciation and amortization	$39,817	$39,292

	Reconciliation of Net Income to EBITDA
	For the 16 Week Period Ended	For the 16 Week Period Ended
	April 25, 2015	April 19, 2014
Net income	$61,389	$61,066
Income tax expense	33,567	33,963
Interest expense, net	1,582	3,172
Depreciation and amortization	39,817	39,292

EBITDA	$136,355	$137,493

	Reconciliation of EBITDA to Cash Flow from Operations
	For the 16 Week Period Ended	For the 16 Week Period Ended
	April 25, 2015	April 19, 2014
EBITDA	$136,355	$137,493

Adjustments to reconcile net income to net cash provided by operating activities	12,442	12,657
Pension contributions and changes in assets and liabilities	4,775	8,806
Income taxes	(33,567)	(33,963)
Interest expense, net	(1,582)	(3,172)

Cash Flow From Operations	$118,423	$121,821

	Reconciliation of EBIT to EBITDA—DSD
	For the 16 Week Period Ended	For the 16 Week Period Ended
	April 25, 2015	April 19, 2014
EBIT	$99,194	$96,782
Depreciation and amortization	35,180	34,784

EBITDA	$134,374	$131,566

	Reconciliation of EBIT to EBITDA—Warehouse
	For the 16 Week Period Ended	For the 16 Week Period Ended
	April 25, 2015	April 19, 2014
EBIT	$16,298	$14,109
Depreciation and amortization	4,780	4,656

EBITDA	$21,078	$18,765

	Reconciliation of EBIT to EBITDA—Corporate
	For the 16 Week Period Ended	For the 16 Week Period Ended
	April 25, 2015	April 19, 2014
EBIT	$(18,954)	$(12,690)
Depreciation and amortization	(143)	(148)

EBITDA	$(19,097)	$(12,838)

Flowers Foods, Inc.

Sales Bridge

For the 16 Week Period Ended April 25, 2015	Volume	Net Price/Mix	Total Sales Change
Direct-Store-Delivery	0.2%	0.1%	0.3%
Warehouse Delivery	-4.5%	-1.2%	-5.7%
Total Flowers Foods	-0.9%	0.2%	-0.7%